Exhibit 99.2

Heritage Oaks Bancorp and Hacienda Bank
Announce Agreement

        Paso Robles, California, June 11, 2003,—Chairman Dr. B. R. Bryant of Heritage Oaks Bancorp and Chairman Craig Stephens of Hacienda Bank, along with their respective Boards of Directors, announced today that they have signed a definitive agreement for Hacienda Bank to become a wholly-owned banking subsidiary of Heritage Oaks Bancorp. The agreement is subject to the approval of banking regulators and shareholders of Heritage Oaks Bancorp and Hacienda Bank. After completion of the transaction, Heritage Oaks Bancorp will have consolidated assets of approximately $400 million with 11 offices serving San Luis Obispo and Northern Santa Barbara Counties. In the City of Santa Maria in Northern Santa Barbara County, Heritage Oaks will have the 6th largest deposit market share among banks, according to FDIC data as of June 30, 2002.

        The Agreement provides that shareholders of Hacienda Bank will have the election of receiving Heritage Oaks Bancorp common stock, cash or a combination in return for their shares of Hacienda Bank stock, provided that cash must constitute not less than 25% nor more than 35% of the total consideration issued in the transaction. Hacienda Bank shareholders who elect stock will receive 0.5208 shares of Heritage Oaks Bancorp stock. Hacienda Bank shareholders who elect cash will receive $6.50 cash per share which is subject to possible upward adjustment up to $6.75 per share based on changes in the price of Heritage Oaks Bancorp stock preceding the effective date of the transaction. The transaction is valued at approximately $9.7 million. It represents approximately 1.71 times Hacienda Bank book value at December 31, 2002 and 22.8 times 2002 earnings. The transaction is structured to be tax-free and is intended to be accounted for as a purchase. Heritage Oaks Bancorp expects the transaction to close late in the fourth quarter 2003 and is expected to be accretive to earnings in 2004.

        Chairman Bryant announced, “We are extremely pleased to join forces with Hacienda Bank, a bank with similar philosophies to our own Heritage Oaks Bank. We are community-oriented organizations, with strong ties to the marketplace. Both banks have a history of making decisions locally, and reinvesting into their communities. This transaction will help Heritage Oaks Bancorp improve its presence in Northern Santa Barbara County, specifically in the City of Santa Maria and build upon the relationships established through the years of service by Hacienda Bank.”

        Heritage Oaks Bancorp entered the City of Santa Maria market in 1999 with a de-nova branch located at 1660 S. Broadway of its banking subsidiary, Heritage Oaks Bank. “The newly acquired locations will allow us to more rapidly expand in Santa Maria and reach out to those customers who appreciate our kind of customer service,” remarked Lawrence P. Ward, President of Heritage Oaks Bancorp. “We are extremely pleased with the prospects.”

        Chairman of the Board Craig Stephens added, “We are pleased to join forces with a company that also provides superior customer service. The added resources of the combined organization will afford our current customers new opportunities. Our missions are very similar.”

        This news release contains forward-looking statements about Heritage Oaks Bancorp for which Heritage Oaks Bancorp claims the protection of the safe harbor contained in the Private Securities Reform Act of 1995. Statements concerning the expected prospects for the effective date of the transaction, the accretive nature of the transaction, future developments or events, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which might cause actual results to differ materially from stated expectations. These factors include, but are not limited to, regulatory reviews and approvals, competition in the financial services markets for deposits, loans, and other financial services, retention of business, the ability to realize various cost saving measures, and general economic conditions. The forward-looking statements should be considered in the context of these and other risk factors disclosed in Heritage Oaks Bancorp’s filings with the SEC.

        This news release may be deemed to be solicitation material in respect to the proposed transaction between Heritage Oaks Bancorp (“HEOP”) and Hacienda Bank (“HCDS.OB”) pursuant to an Agreement to Merge and Plan of Reorganization, dated as of June 11, 2003 by and between Heritage Oaks Bancorp and Hacienda Bank (the “Agreement”). Filing of this news release is being made in connection with Rules 165 and 425 promulgated by the Securities and Exchange Commission (“SEC”).

        In connection with the proposed transaction, Heritage Oaks Bancorp will file with the SEC a registration statement on SEC Form S-4. The registration statement will contain a proxy statement/prospectus which will describe the proposed transaction and its proposed terms and conditions. Shareholders are encouraged to read the registration material and proxy statement/prospectus because these documents will contain important information about the transaction. A copy of the Agreement will be filed in the near future with the SEC as an exhibit to Heritage Oaks Bancorp’s 8-K, a separate filing from the Form S-4. The registration statement, the Form 8-K and all other documents filed with the SEC in connection with the transaction will be available for free when filed, both on SEC’s web site (www.sec.gov) or by contacting Margaret A. Torres, Executive Vice President at Heritage Oaks Bank, P. O. Box 7012, Paso Robles, California. Telephone requests should be directed to Heritage Oaks Bank at (805) 239-5254 extension 107. The Form 8-K will also be available on the Heritage Oak’s web site—(www.heritageoaksbank.com).